MASTERS' SELECT FUNDS TRUST

                                     UNIFIED
                          INVESTMENT ADVISORY AGREEMENT


     THIS INVESTMENT ADVISORY AGREEMENT (the "Agreement") made as of the 28th day of May, 2003, by and between MASTERS' SELECT FUNDS TRUST, a Delaware business trust (the "Trust"), on behalf of the series of the Trust listed in Appendix A (the "Funds"), and LITMAN/GREGORY FUND ADVISORS, LLC, a California limited liability company (the "Advisor"), supersedes the prior Investment Advisory Agreements between the Trust and the Advisor.

                                   WITNESSETH:

     WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act");

     WHEREAS, each of the Funds is a series of the Trust having separate assets and liabilities;

     WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and is engaged in the business of supplying investment management services as an independent contractor; and

     WHEREAS, the Trust desires to retain the Advisor to render advice and services to the Funds pursuant to the terms and provisions of this Agreement, and the Advisor desires to furnish said advice and services;

     NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

     1. Appointment of Advisor. The Trust hereby employs the Advisor and the Advisor hereby accepts such employment, to render investment advice and related services to the Funds for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust's Board of Trustees (the "Board of Trustees").

     2. Duties of Advisor.

          (a) General Duties. The Advisor shall act as investment adviser to the Funds and shall supervise the investments of the Funds and provide management services to the Funds in accordance with the investment objectives, policies and restrictions of each Fund as set forth in the governing documents cf each Fund and the Trust, including, without limitation, the Trust's Agreement and Declaration of Trust and By-Laws, each Fund's prospectus, statement of additional information and undertakings, and such other limitations, policies and procedures as the Board of Trustees may impose from time to time in writing to the Advisor. In providing such services, the Advisor shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code, the Uniform Commercial Code and other applicable law.

          Without limiting the generality of the foregoing, the Advisor shall:

               (i) furnish each Fund with advice and recommendations with respect to the selection and continued employment of investment managers to manage the actual investment of each Fund's assets;

               (ii) direct the allocation of each Fund's assets among such investment managers;

               (iii) oversee the investments made by such investment managers on behalf of each Fund, subject to the ultimate supervision and direction of the Board of Trustees;

               (iv) oversee the actions of the investment managers with respect to voting proxies for each Fund, complying with the proxy voting policies of each Fund, filing Section 13 ownership reports for each Fund, and taking other actions on behalf of each Fund;

               (v) maintain the books and records required to be maintained by each Fund except to the extent arrangements have been made for such books and records to be maintained by the administrator, another agent of the Funds or an investment manager;

               (vi) furnish reports, statements and other data on securities, economic conditions and other matters related to the investment of each Fund's assets which the Funds' administrator or distributor or the officers of the Trust may reasonably request; and

               (vii) render to the Board of Trustees such periodic and special reports with resl)ect to each Fund's investment activities as the Board may reasonably request, including at least one in-person appearance annually before the Board of Trustees.

          (b) Brokerage. The Advisor shall not be responsible for decisions to buy and sell securities for the Funds, for broker-dealer selection, or for negotiation of brokerage commission rates.

          Subject to such policies as the Board of Trustees may determine, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of an investment manager having caused a Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor's overall responsibilities with respect to the Trust.

          (c) Transactions with Sub-Advisors. In any case in which there are two or more sub-advisors responsible for providing investment advice to a Fund, the Advisor may enter into a transaction on behalf of such Fund with a sub-advisor of the Fund (or an affiliated person of such sub-advisor) in reliance on Rule 10f-3, Rule 17a-10, or Rule 12d3-1 under the 1940 Act, only if (i) the Advisor is responsible for providing investment advice with respect to a portion of the portfolio of the Fund, the assets of which portion are involved in the contemplated transaction, and (ii) the sub-advisor is responsible for providing investment advice with respect to a separate portion of the portfolio of the Fund.

     3. Representations of the Advisor.

          (a) The Advisor shall use its best judgment and efforts in rendering the advice and services to the Funds as contemplated by this Agreement.

          (b)  The  Advisor  shall  maintain  all  licenses  and   registrations
     necessary to perform its duties hereunder in good order.

          (c) The Advisor shall conduct its operations at all times in conformance with the Advisers Act, the Investment Company Act, and any other applicable state and/or self-regulatory organization regulations.

          (d) The Advisor shall maintain errors and omissions insurance in the following amounts throughout the term of this Agreement:

   Total Assets of the Funds                   E & O Policy Limit
   --------------------------------------------------------------
   Up to $500 million                          $1 million
   $500 million - $1 billion                   $2 million
   $1 billion - $1.5 billion                   $3 million
   $1.5 billion - $2 billion                   $4 million
   Above $2 billion                            $5 million

     4. Independent Contractor. The Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent for the Trust or for the Funds. It is expressly understood and agreed that the services to be rendered by the Advisor to the Funds under the provisions of this Agreement are not to be deemed exclusive, and the Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

     5. Advisor's Personnel. The Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Personnel of the Advisor may serve as officers of the Trust provided they do so without compensation from the Trust. Without limiting the generality of the foregoing, the staff and personnel of the Advisor shall be deemed to include persons employed or retained by the Advisor to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Advisor or the Trust's Board of Trustees may desire and reasonably request.

     6. Expenses.

          (a) With respect to the operation of the Funds, the Advisor shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary for the operation of the Trust and the Funds including the provision of persons qualified to serve as officers of the Trust; (ii) compensating the investment managers selected to invest the assets of the Fund; (iii) the expenses of printing and distributing extra copies of each Fund's prospectus, statement of additional information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders); and (iv) the costs of any special Board of Trustees meetings or shareholder meetings convened for the primary benefit of the Advisor or any investment manager. If the Advisor has agreed to limit the operating expenses of the Fund, the Advisor shall also be responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit.

          (b) The Trust and the Funds are responsible for and have assumed the obligation for payment of all of the Funds' expenses, other than as stated in Subparagraph 6(a) above, including but not limited to: fees and expenses incurred in connection with the issuance, registration and transfer of each Fund's shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Funds including all fees and expenses of the Funds' custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating each Fund's daily net asset value and of maintaining each Fund's books of account required under the Investment Company Act; taxes, if any; a pro rata portion of expenditures in connection with meetings of each Fund's shareholders and the Trust's Board of Trustees that are properly payable by the Fund; salaries and expenses of officers and fees and expenses of members of the Trust's Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Advisor; insurance premiums on property or personnel of the Funds which inure to each Fund's benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements, prospectuses and statements of additional information of the Funds or other communications for distribution to existing shareholders; legal, auditing and accounting fees; trade association dues; fees and expenses (including legal fees) of obtaining and maintaining any required registration of each Fund's shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Funds, if any; and all other charges and costs of each Fund's operations plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

          (c) The Advisor may voluntarily absorb certain Trust and Fund expenses or waive or reduce the Advisor's own advisory fee.

          (d) To the extent the Advisor incurs any costs by assuming expenses which are an obligation of a Fund as set forth herein, such Fund shall promptly reimburse the Advisor for such costs and expenses, except to the extent the Advisor has otherwise agreed to bear such expenses. To the extent the services for which the Trust or a Fund is obligated to pay are performed by the Advisor, the Advisor shall be entitled to recover from the applicable Fund to the extent of the Advisor's actual costs for providing such services. In determining the Advisor's actual costs, the Advisor may take into account an allocated portion of the salaries and overhead of personnel performing such services.

     7. Investment Advisory Fee.

          (a) Each Fund shall pay to the Advisor, and the Advisor agrees to accept, as full compensation for all investment advisory and management services furnished or provided to such Fund pursuant to this Agreement, an annual advisory fee as set forth in the Fee Schedule attached hereto as Appendix B, as may be amended in writing from time to time by the Trust and the Advisor.

          (b) The advisory fee shall be computed on the value of the net assets of each Fund as of the close of business each day. The advisory fee shall be accrued daily by each Fund and paid to the Advisor on the first business day of the succeeding month.

          (c) The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated prior to the end of any month, the fee to the Advisor shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

          (d) The fee payable to the Advisor under this Agreement will be reduced to the extent of any receivable owed by the Advisor to the Funds and as required under any expense limitation applicable to the Funds.

          (e) Fee Reduction. The Advisor may, but is not required to, reduce all or a portion of its fees and/or reimburse the Funds for other expenses in order to decrease the operating expenses of the Funds. Any such reduction, reimbursement, or payment (collectively "subsidies") shall be applicable only to such specific subsidy and shall not constitute an agreement to continue such subsidy in the future. Any such subsidy will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis. The Advisor may also agree contractually to limit a Fund's operating expenses. To the extent such an expense limitation has been agreed to by the Advisor and such limit has been disclosed to shareholders of such Fund in the Fund's prospectus, the Advisor may not change the limitation without first disclosing the change in an updated prospectus.

          The Advisor may seek reimbursement of any subsidies made by the Advisor either voluntarily or pursuant to contract. The reimbursement of any subsidy must be approved by the Board of Trustees and must be sought no later than the end of the third fiscal year following the year to which the subsidy relates. The Advisor may not request or receive reimbursement for any subsidies before payment of the applicable Fund's ordinary operating expenses for the current year and cannot cause the Fund to exceed any more restrictive limitation to which the Advisor has agreed in making such reimbursement.

          (f) The Advisor may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Advisor hereunder.

     8. Fund Share Activities. The Advisor agrees that neither it nor any of its directors, partners, officers or employees shall take any short position in the shares of the Funds. This prohibition shall not prevent the purchase of such shares by any of the director, partners, officers or employees of the Advisor or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act. The Advisor agrees that neither it nor any of its director, partners, officers or employees shall borrow from a Fund or pledge or use a Fund's assets in connection with any borrowing not directly for such Fund's benefit. For this purpose, failure to pay any amount due and payable to a Fund for a period of more than thirty (30) days shall constitute a borrowing.

     9. Conflicts with Trust's Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and the Funds. In this connection, the Advisor acknowledges that the Trustees retain ultimate plenary authority over the Funds and may take any and all actions necessary and reasonable to protect the interests of shareholders.

     10. Reports and Access. The Advisor agrees to supply such information to the Funds' administrator and to permit such compliance inspections by the Funds' administrator as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Trustees.

     11. Advisor's Liabilities and Indemnification.

          (a) The Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in each Fund's offering materials (including the prospectus, the statement of additional information, advertising and sales materials), except for information supplied by the administrator or another third party for inclusion therein.

          (b) The Advisor shall be liable to the applicable Fund for any loss (including brokerage charges) incurred by such Fund as a result of any improper investment made by any investment manager if the impropriety of such investment should have been known by the Advisor.

          (c) In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the Trust or the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Funds.

          (d) Each party to this Agreement shall indemnify and hold harmless the other party and the shareholders, directors, trustees, partners, officers and employees of the other party (any such person, an "Indemnified Party") against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party's performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

          (e) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or director, partner or officer of the Advisor, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

     12. Non-Exclusivity; Trading for Advisor's Own Account; Code of Ethics. The Trust's employment of the Advisor is not an exclusive arrangement. The Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein. Likewise, the Advisor may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Advisor expressly represents that it will undertake no activities which will adversely affect the performance of its obligations to the Funds under this Agreement.

     The Advisor (i) has adopted a written code of ethics pursuant to Rule 17j-1 under the Investment Company Act; (ii) has provided the Funds with a copy of evidence of the adoption of the code of ethics by the Advisor; and (iii) will make such reports to the Funds as are required by Rule 17j-1 under the Investment Company Act. The Advisor's code of ethics has been approved by the Board of Trustee:s. The Advisor agrees to provide the Funds with any information required to satisfy the code of ethics reporting or disclosure requirements of the Sarbanes-Oxley Act of 2002 and any rules or regulations promulgated by the SEC thereunder (the "Sarbanes-Oxley Act"). To the extent the Advisor adopts or has adopted a separate code of ethics or amends or has amended its code of ethics to comply with such rules or regulations, the Advisor shall provide the Funds with a copy of such code of ethics and any amendments thereto.

     13. Term. This Agreement shall become effective for a Fund at the time such Fund commences operations pursuant to an effective amendment to the Trust's Registration Statement under the Securities Act of 1933, as amended and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the applicable Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of such Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms "majority of the outstanding voting securities" and "interested persons" shall have the meanings as set forth in the Investment Company Act.

     14. Termination; No Assignment.

          (a) This Agreement may be terminated by the Trust on behalf of a Fund at any time without payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of such Fund, upon sixty (60) days' written notice to the Advisor, and by the Advisor upon sixty (60) days' written notice to the applicable Fund. In the event of a termination, the Advisor shall cooperate in the orderly transfer of the applicable Fund's affairs and, at the request of the Board of Trustees, transfer any and all books and records of the Fund maintained by the Advisor on behalf of the Fund.

          (b) This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the Investment Company Act.

     15. Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Advisor agrees on behalf of itself and its directors, partners, officers, and employees (1) to treat confidentially and as proprietary information of the Trust and the Funds (a) all records and other information relative to the Trust and the Funds and their prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach-Bliley Act (the "G-L-B Act"), and (2) not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by the privacy policies adopted by the Trust and the Funds, Regulation S-P or the G-L-B Act, except after prior notification to and approval in writing by the Trust. Such written approval shall not be unreasonably withheld by the Trust or and may not be withheld where the Advisor may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     16. Anti-Money Laundering Compliance. The Advisor acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any respective implementing regulations (together, "AML Laws"), the Funds have adopted an Anti-Money Laundering Policy. The Advisor agrees to comply with the Funds' Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Advisor, now and in the future. The Advisor further agrees to provide to the Funds and/or the Trust such reports, certifications and contractual assurances as may be requested by the Funds or the Trust. The Trust and the Funds may disclose information respecting the Advisor to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

     17. Certifications; Disclosure Controls and Procedures. The Advisor acknowledges that, in compliance with the Sarbanes-Oxley Act, and the implementing regulations promulgated thereunder, the Funds arequired to make certain certifications and has adopted disclosure controls and procedures. To the extent reasonably requested by the Trust or the Funds, the Advisor agrees to use its best efforts to assist the Trust and the Funds in complying with the Sarbanes-Oxley Act and implementing the Funds' disclosure controls and procedures. The Advisor agrees to inform the Trust and the Funds of any material development related to the Trust or the Funds that the Advisor reasonably believes is relevant to the certification obligations of the Funds under the Sarbanes-Oxley Act.

     18. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

     19. Notice of Declaration of Trust. The Advisor agrees that the Trust's obligations under this Agreement shall be limited to the Funds and to their assets, and that the Advisor shall not seek satisfaction of any such obligation from the shareholders of the Funds nor from any trustee, officer, employee or agent of the Trust or the Funds.

     20. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     21. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Investment Advisers Act and any rules and regulations promulgated thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

MASTERS' SELECT FUNDS TRUST,                  LITMAN/GREGORY FUND ADVISORS, LLC
on behalf of its series listed on Appendix A
By: /s/John Coughlan                          By: /s/John Coughlan
-------------------------------------------- -----------------------------------
Name:  John Coughlan                          Name:  John Coughlan
Title: Treasurer                              Title: Chief Operating Officer




                                   Appendix A

                   FUND SCHEDULE - MASTERS' SELECT FUNDS TRUST

                             (updated May 28, 2003)


Fund                                         Effective Date
----                                         --------------

o  Masters' Select Equity Fund               December 4, 1996

o  Masters' Select International Fund        December 1, 1997

o  Masters' Select Value Fund                June 7, 2000

o  Masters' Select Smaller Companies Fund    June 30, 2003

MASTERS' SELECT FUNDS TRUST,                 LITMAN/GREGORY FUND ADVISORS, LLC
on behalf of its series listed above
By: /s/John Coughlan                         By: /s/John Coughlan
-------------------------------------------- ---------------------------------
Name:  John Coughlan                         Name:  John Coughlan
Title: Treasurer                             Title: Chief Operating Officer




                                   Appendix B

                   FEE SCHEDULE - MASTERS' SELECT FUNDS TRUST

                             (updated May 28, 2003)

Fund                                         Fee Rate
----                                         --------

o  Masters' Select Equity Fund               1.10% of the Fund's
                                                  daily net assets

o  Masters' Select International Fund        1.10% of the Fund's
                                                  daily net assets

o  Masters' Select Value Fund                1.10% of the Fund's
                                                  daily net assets

o  Masters' Select Smaller Companies Fund    1.14% of the Fund's
                                                  daily net assets

MASTERS' SELECT FUNDS TRUST,                 LITMAN/GREGORY FUND ADVISORS, LLC
on behalf of its series listed above
By: /s/John Coughlan                         By: /s/John Coughlan
-------------------------------------------- -----------------------------------
Name:  John Coughlan                         Name:  John Coughlan
Title: Treasurer                             Title: Chief Operating Officer